Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-148619) of Inergy, L.P.,

•	Registration Statement (Form S-3 No 333-124098) of Inergy, L.P.,

•	Registration Statement (Form S-8 No. 333-131767) of Inergy, L.P.,

•	Registration Statement (Form S-8 No. 333-83872) of Inergy, L.P.,

•	Registration Statement (Form S-3 No. 333-158066) of Inergy, L.P. and Inergy Finance Corp

•	Registration Statement (Form S-4 No. 333-169220) of Inergy, L.P.

of our report dated November 29, 2010, with respect to the consolidated financial statements and schedules of Inergy, L.P. and Subsidiaries (formerly “Inergy Holdings, L.P.”) as of September 30, 2010 and 2009 and for each of the three years in the period ended September 30, 2010 included in this Current Report (Form 8-K) dated November 29, 2010.

/s/ Ernst & Young LLP

Kansas City, Missouri

November 29, 2010

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